Exhibit 99.1

Contact: Arena Pharmaceuticals, Inc.	Media Contact: Russo Partners

Jack Lief	David Schull, President
President and CEO	david.schull@russopartnersllc.com
858.717.2310

Cindy McGee
Manager, IR and Corporate Communications	Anthony J. Russo, Ph.D., CEO
858.453.7200, ext. 1479	tony.russo@russopartnersllc.com
212.845.4251

www.arenapharm.com

Arena Pharmaceuticals Announces Third Quarter 2009 Financial Results and Recent Developments

San Diego, CA, November 9, 2009 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the third quarter ended September 30, 2009.

Arena reported a lower net loss allocable to common stockholders in the third quarter of 2009 of $34.8 million, or $0.38 per share, compared to a net loss allocable to common stockholders in the third quarter of 2008 of $56.2 million, or $0.76 per share, and a net loss allocable to common stockholders in the first nine months of 2009 of $123.4 million, or $1.51 per share, compared to a net loss allocable to common stockholders in the first nine months of 2008 of $177.0 million, or $2.40 per share.

“The successful completion of the lorcaserin pivotal program in the third quarter was a critical milestone for Arena,” stated Jack Lief, Arena’s President and Chief Executive Officer. “The positive results were received with support and enthusiasm at The Obesity Society’s annual meeting last month. Participating physicians shared with us three clear themes: the pressing need for new weight management treatments, the paramount importance of safety in treating overweight and obese patients, and that weight reduction should translate into improvements in cardiometabolic health. If approved, the unique combination of efficacy, safety and tolerability positions lorcaserin as first-line therapy.”

As expected, research and development expenses declined significantly to $22.1 million in the third quarter of 2009 from $47.5 million in the third quarter of 2008. Research and development expenses declined to $89.0 million in the first nine months of 2009 from $151.0 million in the first nine months of 2008. This decrease is primarily due to the completion of the BLOOM (Behavioral modification and Lorcaserin for Overweight and Obesity Management) and BLOSSOM (Behavioral modification and LOrcaserin Second Study for Obesity Management) Phase 3 clinical trials evaluating the safety and efficacy of lorcaserin for weight management, and prioritizing spending towards activities that support filing a New Drug Application, or NDA, for lorcaserin. Arena expects its research and development expenses to continue to decline this year due to completing the BLOOM and BLOSSOM clinical trials and expected cost savings from the second-quarter workforce reduction and other cost-containment measures. Research and development expenses in the first nine months of 2009 included $2.9 million in non-cash, share-based compensation expense, compared to $3.3 million in the first nine months of 2008. General and administrative expenses totaled $5.4 million in the third quarter of 2009, compared to $5.9 million in the third quarter of 2008, and $18.7 million in the first nine months of 2009, compared to $21.9 million in the first nine months of 2008. This decrease is primarily attributable to lower salary and other personnel costs resulting from the workforce reduction. General and administrative expenses in the first nine months of 2009 included $2.2 million in non-cash, share-based compensation expense, compared to $2.8 million in the first nine months of 2008.

At September 30, 2009, cash, cash equivalents and short-term investments totaled $143.5 million and approximately 92.7 million shares of common stock were outstanding.

Arena’s Recent and Third Quarter Developments

•

Announced positive, highly significant top-line results from the BLOSSOM trial. Lorcaserin patients achieved highly significant categorical and absolute weight loss over 52 weeks of treatment. About two-thirds (63.2%) of lorcaserin patients dosed twice daily who completed the trial according to protocol lost at least 5% of their weight, compared to 34.9% of patients on placebo, and more than one-third (35.1%) of these lorcaserin patients lost at least 10% of their weight, compared to 16.1% for placebo. The average weight loss for lorcaserin patients dosed twice daily was 17.0 pounds, compared to 8.7 pounds for placebo. The top quartile of lorcaserin patients who completed the trial according to protocol and had their Week 52 weight recorded lost an average of 35.1 pounds. Lorcaserin was very well tolerated and no excess depression or suicidal ideation was observed with lorcaserin treatment. The incidence of new FDA-defined valvulopathy from the integrated echocardiographic data set from BLOSSOM and BLOOM did not differ from placebo.

•

Announced a late-breaking oral presentation from the pivotal BLOSSOM trial and additional positive data from the pivotal BLOOM trial at the 27th Annual Scientific Meeting of The Obesity Society. The new BLOSSOM data demonstrate improvements in patients’ body composition, cardiovascular risk factors and quality of life. The new BLOOM data demonstrate that lorcaserin significantly improved markers of cardiovascular risk and glycemic parameters and was not associated with depression or suicidal ideation. Lorcaserin patients who completed the BLOOM trial according to protocol lost 31% of their excess body weight, compared to 12% for the placebo group.

•	Completed dosing in all lorcaserin clinical trials Arena expects to be included in the NDA it plans to submit to the FDA by the end of 2009.

•	Completed a public offering of 12.5 million shares of common stock, resulting in net proceeds to Arena of $49.7 million.

•

Received net proceeds of $95.6 million from a $100.0 million loan provided by Deerfield Management. The outstanding principal accrues interest until maturity in June 2013 at a rate of 7.75% per annum. In connection with the loan, Arena issued Deerfield warrants for 28 million shares of its common stock at an exercise price of $5.42 per share. On or before June 17, 2011, Deerfield may make a one-time election to provide Arena with up to an additional $20.0 million under similar terms, with the additional loan also maturing in June 2013. For each additional $1.0 million in funding, Arena will issue Deerfield additional warrants for 280,000 shares of its common stock at an exercise price of $5.42 per share. Arena repaid Deerfield the first scheduled principal repayment of $10.0 million upon completion of its public offering in July.

Scheduled Earnings Call

Arena will host both a conference call and webcast to discuss the third quarter 2009 financial results and to provide a business and financial update tomorrow, Tuesday, November 10, 2009, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). Jack Lief, President and Chief Executive Officer, and Robert E. Hoffman, Vice President, Finance and Chief Financial Officer, will host the conference call.

The conference call may be accessed by dialing 888.452.4024 for domestic callers and 719.325.2385 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ Third Quarter 2009 Financial Results Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is planning to present at upcoming investment and industry conferences, including:

•	Piper Jaffray 21st Annual Health Care Conference, December 1-2, 2009, New York, New York

•	28th Annual J.P. Morgan Healthcare Conference, January 11-14, 2010, San Francisco, California

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs in four major therapeutic areas: cardiovascular, central nervous system, inflammatory and metabolic diseases. Arena’s most advanced drug candidate, lorcaserin, is being investigated in a Phase 3 clinical trial program for weight management. Arena has a broad pipeline of novel compounds targeting G protein-coupled receptors, an important class of validated drug targets, which includes compounds being evaluated independently and with partners, including Merck & Co., Inc., and Ortho-McNeil-Janssen Pharmaceuticals, Inc.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. “APD” is an abbreviation for Arena Pharmaceuticals Development.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the development, advancement, therapeutic indication and use, tolerability, safety, selectivity, efficacy, and regulatory approval of lorcaserin; the protocol, design, scope and other aspects of the lorcaserin trials; lorcaserin’s commercial and other potential, including as a first-line therapy; the significance of the lorcaserin trial results and the completion of the lorcaserin Phase 3 pivotal registration program; the need for new treatments and the importance of safety in treating overweight and obese patients; the FDA’s approval process and requirements; the potential of the lorcaserin Phase 3 program and its results to satisfy the FDA’s approval requirements; financial guidance, including expected cost savings and decline in research and development expenses; Arena’s agreements with Deerfield and rights and future activities thereunder; future activities, results and announcements relating to lorcaserin, including submitting an NDA for lorcaserin and commercializing lorcaserin; the impact of weight loss on health; Arena’s strategy, plans, internal and partnered programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the timing, success and cost of Arena’s lorcaserin program and other of its research and development programs; regulatory authorities may not find data from Arena’s clinical trials and studies sufficient for regulatory approval; the timing and ability of Arena to receive regulatory approval for its drug candidates; results of clinical trials or preclinical studies may not be predictive of future results; clinical trials and studies may not proceed at the time or in the manner Arena expects or at all; Arena’s ability to partner or commercialize lorcaserin or other of its compounds or programs; Arena’s ability to obtain additional funds; Arena’s ability to obtain and defend its patents; and the timing and receipt of payments and fees, if any, from Arena’s collaborators. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

###

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues
Manufacturing services	$1,737	$1,442	$4,663	$5,461
Collaborative agreements	882	415	3,042	1,650

Total revenues	2,619	1,857	7,705	7,111

Operating Expenses
Cost of manufacturing services	1,705	1,743	4,702	6,362
Research and development	22,147	47,475	88,972	151,050
General and administrative	5,423	5,924	18,725	21,938
Restructuring charges	—	—	3,324	—
Amortization of acquired technology & other intangibles	582	580	1,721	1,748

Total operating expenses	29,857	55,722	117,444	181,098

Interest and Other Income (Expense)
Interest income	75	1,332	291	6,529
Interest expense	(7,339)	(1,399)	(10,991)	(4,367)
Gain from valuation of derivative liabilities	2,472	—	345	—
Warrant settlement expense	—	(242)	—	(2,236)
Loss on extinguishment of debt	(2,479)	—	(2,479)	—
Other	(326)	(1,453)	(859)	(1,299)

Total interest and other expense, net	(7,597)	(1, 762)	(13,693)	(1,373)

Net loss	(34,835)	(55,627)	(123,432)	(175,360)
Dividends on redeemable convertible preferred stock	—	(557)	—	(1,644)

Net loss allocable to common stockholders	$(34,835)	$(56,184)	$(123,432)	$(177,004)

Net loss per share allocable to common stockholders, basic & diluted	$(0.38)	$(0.76)	$(1.51)	$(2.40)

Shares used in calculating net loss per share allocable to common stockholders, basic & diluted	90,995	73,923	81,518	73,782

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	September 30, 2009	December 31, 2008
	(unaudited)	(Note)
Assets
Cash, cash equivalents & short-term investments	$143,481	$110,129
Accounts receivable	1,628	1,823
Other current assets	4,037	5,031
Land, property & equipment, net	96,700	102,740
Acquired technology & other non-current assets	21,499	21,608

Total assets	$267,345	$241,331

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$16,893	$46,789
Total deferred revenues	4,049	4,049
Derivative liabilities	11,715	—
Notes payable	52,974	8,567
Total lease financing obligations & other long-term liabilities	79,154	64,294
Total stockholders’ equity	102,560	117,632

Total liabilities & stockholders’ equity	$267,345	$241,331

Note:	The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

###